Exhibit 99.1

FOR IMMEDIATE RELEASE

Media:	Investors:
Perri Richman, Trane Technologies	Zachary Nagle, Trane Technologies
(732) 319-1024, prichman@irco.com	(704) 990-3913, zachary.nagle@irco.com

Trane Technologies Completes Reverse Morris Trust
Transaction and Begins Trading Today on NYSE

SWORDS, Ireland, March 2, 2020 – Trane Technologies plc (the “Company”), formerly known as Ingersoll-Rand plc, today announced that it has successfully completed its Reverse Morris Trust transaction with Gardner Denver Holdings, Inc. (“Gardner Denver,” now known as Ingersoll Rand Inc.).

The Industrial segment of the former Ingersoll-Rand plc has been separated and combined with Gardner Denver. The Climate segment now operates as Trane Technologies, and begins trading today on the New York Stock Exchange under the new ticker symbol “TT.” To commemorate this milestone, employees worldwide are engaging in local celebrations, and members of Trane Technologies’ leadership team will ring the NYSE Opening Bell® on March 17, 2020.

“Trane Technologies begins its journey today as a pure-play climate innovation company, partnering with our customers to address their sustainability challenges through heating, cooling and transport refrigeration solutions,” said Michael W. Lamach, chairman and chief executive officer of Trane Technologies. “Our world is contending with unprecedented challenges of urbanization, natural resource scarcity and climate change. Today, 15% of the world’s carbon emissions come from heating and cooling buildings, and another 10% comes from global food loss. And these numbers are growing.

Lamach added, “We excel where these global megatrends intersect with our innovation and advanced technologies for reducing carbon emissions from buildings, minimizing waste of food and other perishable goods, and generating productivity for our customers. By challenging what’s possible for a more sustainable future, Trane Technologies will deliver differentiated performance and create value for our employees, customers and shareholders.”

Trane Technologies, a Global Leader in Climate Markets

Through its strategic brands Trane® and Thermo King®, its innovative portfolio of products and services, and 36,000 engaged employees worldwide, Trane Technologies will continue to advance its bold 2030 sustainability commitments. These commitments are central to its business strategy and designed to create positive impact for society and enable premier financial performance for the company:

1.	The Gigaton Challenge: Reducing customers’ carbon emissions by one gigaton by the year 2030;

2.	Leading by Example: Committing to carbon-neutral operations and zero waste to landfills by 2030, and pledging to give back more water than used in water stressed areas; and,

3.
Opportunity for All: Creating opportunity for all in our workplace, with goals to achieve gender parity in leadership and workforce diversity that reflects the communities we serve; and opportunity in our communities, through investments in education and workforce development, housing and cooling comfort, wellness and healthy food.

Trane Technologies debuted a new logo and visual identity, which reflect its commitment to meeting the global demand for innovation in sustainability through action. Purple is the company’s signature color, representing the union of Trane Technologies’ strategic brands: Trane® red and Thermo King® blue.

A Simplified Business and Organizational Model

Trane Technologies has a simpler organizational model and business segment structure to enhance its regional go-to-market capabilities. This model is designed to create deep customer focus and relevance in markets around the world.

The Company will operate its business and report its financials through a regional segment structure comprised of the Americas segment, the Europe, Middle East and Africa (EMEA) segment, and the Asia Pacific segment.

Sales and marketing, product management, engineering, manufacturing, and distribution will be managed regionally, to meet the unique needs of customers by market, reduce lead times and efficiently manage the supply chain. Enterprise centers of excellence for critical functions will ensure appropriate governance and controls.

Trane Technologies will have strategic business units within the regional segment structure. The Americas will include three strategic business units (SBUs): Commercial HVAC, Residential HVAC and Transport Refrigeration. EMEA will comprise Commercial HVAC and Transport Refrigeration, and Asia Pacific also will comprise Commercial HVAC and Transport Refrigeration.

Lamach concluded: “With a more focused organization and business model, we are even better positioned to meet the pressing need for innovation in energy efficiency and sustainability. By building on our strengths, investing in our people and empowering through a proven business operating system that generates productivity and execution excellence, we will push the boundaries of what’s possible for the benefit of all our stakeholders.”

Additional Details Regarding Closing Terms

Under the previously disclosed terms of the transaction, on February 29, 2020, we completed the separation of our Industrial segment businesses through a spin-off of all 239 million shares of common stock of our wholly owned subsidiary, Ingersoll-Rand U.S. HoldCo, Inc. (“Ingersoll Rand Industrial”), to our shareholders of record as of February 24, 2020 by means of a pro rata distribution. Ingersoll Rand Industrial then merged into a wholly owned subsidiary of Gardner Denver.

Upon close of the transaction, our existing shareholders received 50.1% of the shares of Gardner Denver common stock on a fully-diluted basis, and Gardner Denver stockholders retained 49.9% of the shares of Gardner Denver on a fully-diluted basis. As a result of the transaction, our shareholders received 0.8824 shares of Gardner Denver common stock with respect to each of our shares owned as of February 24, 2020.

Financial Information

The Company will file a Form 8-K on or before March 5, 2020 providing financial statements for Trane Technologies recast to present the Industrial segment as a discontinued operation. Also, prior to reporting its first quarter results, the Company expects to file recast financial information for calendar years 2018 and 2019 to present the historical results of Trane Technologies on the basis of the new reportable segments.

Goldman Sachs and Lazard served as financial advisors to Ingersoll-Rand plc, and Paul, Weiss, Rifkind, Wharton & Garrison LLP served as legal counsel.

About Trane Technologies

Trane Technologies is a global climate innovator. Through our strategic brands Trane and Thermo King, and our environmentally responsible portfolio of products and services, we bring efficient and sustainable climate solutions to buildings, homes and transportation.

Forward-Looking Statements

This news release includes “forward-looking statements” which are statements that are not historical facts, including statements that relate to our future performance, our sustainability initiatives, our new business model and strategy. These forward-looking statements are based on our current expectations and are subject to risks and uncertainties, which may cause actual results to differ materially from our current expectations. Such factors include, but are not limited to, global economic conditions, the outcome of any litigation, demand for our products and services and tax law changes. Additional factors that could cause such differences can be found in our Form 10-K for the year ended December 31, 2019, as well as our subsequent reports on Form 10-Q and other SEC filings. We assume no obligation to update these forward-looking statements.